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                                                                   Exhibit 99.1

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PRESS RELEASE

CONTACT:  MIKE MCSHANE (713) 462-4239

RELEASE:  IMMEDIATELY
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                     BJ SERVICES ANNOUNCES PRIVATE FINANCING


Houston, Texas. October 25, 1999. BJ Services Company (BJS-NYSE, CBOE) announced the signing of a $144 million private financing arrangement structured around the expected exercise of BJ Services' outstanding warrants at the time of their expiration in April 2000. The effect of the transaction is essentially the same as if all the outstanding warrants to purchase common stock were exercised now as to shares outstanding, debt reduction and interest expense reduction.

The transaction involves the private placement of approximately four million shares of common stock with certain financial institutions at a price of $35.75 per share. Proceeds from the private placement will be utilized to repay outstanding debt. The Company has also entered into privately negotiated option agreements pursuant to which it currently intends to repurchase an equivalent number of shares in April 2000 at a price of $36.99 per share. The Company expects to use proceeds from warrant exercises or, if the warrants are not exercised, borrowings under existing credit facilities to fund the repurchase.

The securities mentioned in this release have not been registered under the Securities Act of 1933 or any state securities law, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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              (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)